Exhibit 99.1

American States Water Company Announces Earnings for the Second Quarter of 2016

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 3, 2016--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.46 and $0.45, respectively, for the quarter ended June 30, 2016, as compared to basic and fully diluted earnings per share of $0.41 for the quarter ended June 30, 2015.

Second Quarter 2016 Results
The table below sets forth a comparison of the second quarter diluted earnings per share by business segment, as reported:

	Three Months Ended
	6/30/2016	6/30/2015	Change
Water	$0.36	$0.33	$0.03
Electric	0.01	0.01	—
Contracted services	0.07	0.06	0.01
AWR (parent)	0.01	0.01	—
Consolidated diluted earnings per share, as reported	$0.45	$0.41	$0.04

Water
For the three months ended June 30, 2016, diluted earnings from the water segment increased by $0.03 to $0.36 per share as compared to the same period in 2015 due primarily to: (i) the recognition of a portion of the 2015 Water Revenue Adjustment Mechanism (“WRAM”) revenues that had previously been deferred, (ii) a decrease in other operation expenses resulting primarily from lower conservation and drought-related costs incurred as compared to the same period in 2015, (iii) a decrease in maintenance expense, (iv) an increase in interest and other income during the three months ended June 30, 2016 due primarily to higher gains on investments held for a retirement benefit plan as compared to the same period in 2015, and (v) a decrease in the effective income tax rate due to differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. Administrative and general expenses at the water segment remained relatively unchanged as higher legal and outside services costs incurred on condemnation-related matters were mostly offset by lower expenses in other administrative and general areas.

Pending a decision from the California Public Utilities Commission (“CPUC”) to set water rates for 2016-2018, billed water revenues for 2016 have been based on 2015 adopted rates established in the prior rate case. Once the CPUC issues a final decision in the current water rate case, the adopted revenues for 2016 will be retroactive to January 1, and are expected to be lower than the 2015 adopted levels due primarily to decreases in: (i) supply costs caused by lower consumption, (ii) depreciation expense resulting from an updated depreciation study, and (iii) other operating expenses. As a result of the anticipated reduction in the 2016 adopted revenue level, Golden State Water Company (“GSWC”) has adjusted its water revenues downward with corresponding reductions in supply costs, depreciation expense and certain other expenses. These adjustments did not have a significant impact on overall pretax operating income for the three months ended June 30, 2016. A final decision from the CPUC is expected sometime during 2016.

Electric
For the three months ended June 30, 2016 and 2015, diluted earnings from the electric segment were $0.01 per share. The electric gross margin was slightly higher this year due to CPUC-approved fourth-year rate increases effective January 1, 2016, and rate increases generated from advice letter filings approved by the CPUC during 2015 and 2016. Overall operating expenses remained relatively unchanged.

Contracted Services
For the three months ended June 30, 2016, diluted earnings from the contracted services segment increased by $0.01 to $0.07 per share as compared to the same period in 2015 due, in large part, to an increase in construction activity. There was also an increase in operations and maintenance management fee revenues resulting from the successful resolution of price redeterminations received during the third quarter of 2015. These increases in contracted services revenues were partially offset by an increase in the allocation of administrative and general expenses from corporate headquarters to the contracted services segment as stipulated in the pending water segment general rate case, and an increase in outside services costs. There was also an increase in the effective income tax rate at the contracted services segment resulting primarily from higher state income taxes as compared to the same period in 2015. State income taxes vary among the jurisdictions in which the contracted services business operates.

On July 12, 2016, our contracted services business was awarded a 50-year contract by the U.S. government to operate, maintain, and provide construction management services for the water and wastewater systems at Eglin Air Force Base located in Florida. The value of the contract is estimated at approximately $510 million over the 50-year period and is subject to annual economic price adjustments. ASUS will assume operations at Eglin Air Force Base following the completion of a 10-month transition period.

Year-to-Date 2016 Results
Basic and fully diluted earnings per share were $0.73 for the six months ended June 30, 2016 and 2015. The table below sets forth a comparison of the year-to-date diluted earnings per share by business segment, as reported:

	Year-to-Date
	6/30/2016	6/30/2015	Change
Water	$0.58	$0.57	$0.01
Electric	0.04	0.04	—
Contracted services	0.10	0.10	—
AWR (parent)	0.01	0.02	(0.01)
Consolidated diluted earnings per share, as reported	$0.73	$0.73	$ —

For the six months ended June 30, 2016, diluted earnings per share from the water segment increased by $0.01 as compared to the same period in 2015 due primarily to the recognition of a portion of the 2015 WRAM revenues that had previously been deferred and a lower effective income tax rate, which were mostly offset by an increase in maintenance expense as well as administrative and general expenses resulting from higher legal and outside services costs related to condemnation matters. In addition, the two stock repurchase programs approved by AWR’s Board of Directors and completed in 2015 positively impacted earnings per share during the six months ended June 30, 2016.

For the six months ended June 30, 2016 and 2015, diluted earnings from the contracted services segment were $0.10 per share. An increase in contracted services revenues resulting from an increase in construction activity and an increase in management fees from successful resolution of price redeterminations received during the third quarter of 2015 was offset by an increase in operating expenses and a higher effective income tax rate resulting primarily from an increase in state income taxes as compared to the same period in 2015. State income taxes vary among the jurisdictions in which the contracted services business operates. The increase in operating expenses was due, in large part, to an increase in the allocation of administrative and general expenses from GSWC to the contracted services segment as stipulated in the pending water general rate case, and an increase in outside services costs.

Diluted earnings from AWR (parent) decreased by $0.01 per share due primarily to higher state taxes.

Regulatory Matters
In 2014, GSWC filed a general rate case for all of its water regions and the general office to determine new rates for the years 2016-2018. A final decision is expected in 2016. GSWC has settled the majority of GSWC’s operating expenses with the CPUC’s Office of Ratepayer Advocates, as well as the consumption levels to be used to calculate rates for 2016-2018, which reflect most of the 2015 conservation targets mandated by the State of California. The primary unresolved issues relate to GSWC’s capital budget requests and compensation for managerial level employees. At this time, GSWC cannot predict the final outcome of this general rate case. The final decision, once issued, will be retroactive to January 1, 2016 and could result in a material change to GSWC's net income recorded during the first half of 2016 that would need to be adjusted in the quarter that the final decision is issued.

Dividends
American States Water Company has paid dividends to shareholders every year since 1931. On August 2, 2016, AWR’s Board of Directors approved a third quarter dividend of $0.224 per share. Dividends on the Common Shares will be payable on September 1, 2016 to shareholders of record at the close of business on August 15, 2016.

Non-GAAP Financial Measures
This press release includes a discussion on water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s net income divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measures regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements
Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Second Quarter 2016 Earnings Conference Call
The Company will host a conference call tomorrow, August 4, 2016 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com and clicking the “Investors” button at the top of the page.

The call will also be archived on our website and can be replayed beginning Thursday, August 4, 2016 at 5:00 p.m. Eastern Time and will run through Thursday, August 11, 2016.

About American States Water Company
American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 electric customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company Consolidated
Comparative Condensed Balance Sheets
	June 30,		December 31,
(in thousands)	2016		2015
	(Unaudited)
Assets
Utility Plant-Net	$1,107,137		$1,060,794
Goodwill	1,116		1,116
Other Property and Investments	18,936		18,710
Current Assets	132,816		132,697
Regulatory and Other Assets	146,294		130,642
Total Assets	$1,406,299		$1,343,959
Capitalization and Liabilities
Capitalization	$797,606		$786,845
Current Liabilities	160,210		123,507
Other Credits	448,483		433,607
Total Capitalization and Liabilities	$1,406,299		$1,343,959

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$81,058	$87,581	$147,370	$159,085
Electric	7,701	7,889	18,274	18,858
Contracted services	23,195	19,148	39,837	37,608
Total operating revenues	$111,954	$114,618	$205,481	$215,551

Operating Expenses
Water purchased	$15,835	$16,415	$29,634	$28,706
Power purchased for pumping	2,132	2,123	3,764	4,140
Groundwater production assessment	3,968	4,122	6,668	7,511
Power purchased for resale	2,216	2,566	5,087	5,065
Supply cost balancing accounts	(2,517)	1,816	(5,932)	3,629
Other operation	6,917	7,362	13,883	13,522
Administrative and general	21,288	20,471	42,061	39,998
Depreciation and amortization	9,601	10,536	19,392	21,084
Maintenance	3,635	4,205	7,705	7,682
Property and other taxes	4,168	4,060	8,546	8,336
ASUS construction	12,937	10,412	21,666	20,458
Total operating expenses	$80,180	$84,088	$152,474	$160,131

Operating income	$31,774	$30,530	$53,007	$55,420

Other Income and Expenses
Interest expense	(5,603)	(5,527)	(11,226)	(10,755)
Interest income	190	102	362	214
Other, net	437	77	618	350
Total other income and expenses	(4,976)	(5,348)	(10,246)	(10,191)

Income Before Income Tax Expense	$26,798	$25,182	$42,761	$45,229
Income tax expense	10,056	9,534	15,869	17,432
Net Income	$16,742	$15,648	$26,892	$27,797

Weighted average shares outstanding	36,554	37,702	36,538	37,952
Basic earnings per Common Share	$0.46	$0.41	$0.73	$0.73

Weighted average diluted shares	36,752	37,909	36,730	38,153
Fully diluted earnings per Common Share	$0.45	$0.41	$0.73	$0.73

Dividends Declared Per Common Share	$0.224	$0.213	$0.448	$0.426

CONTACT:
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707